Exhibit 99.1

OMNIVISION REPORTS FOURTH-QUARTER AND FISCAL 2005 RESULTS

— SEC Inquiry Terminated —

— Board Sets $100 Million Share Repurchase Program —

SUNNYVALE, Calif. – June 23, 2005 – OmniVision Technologies, Inc. (Nasdaq: OVTI), one of the world’s leading suppliers of CMOS image sensors, today reported that in the three months ended April 30, 2005, it earned $17.7 million, or $0.30 per diluted share, on revenues of $103.0 million. In the prior-year fourth quarter, the Company earned $20.8 million, or $0.34 per diluted share, on revenues of $99.7 million.

For the fiscal year ended April 30, 2005, OmniVision earned $76.4 million, or $1.24 per diluted share, on revenues of $388.1 million, compared to $58.7 million, or $0.98 per diluted share, on revenues of $318.1 million in fiscal 2004.

Gross profit for the fourth quarter of fiscal 2005 was $37.1 million, or 36.0 percent of revenues, compared to $41.5 million, or 40.7 percent of revenues, for the third quarter of fiscal 2005, and $40.1 million, or 40.3 percent of revenues, for the fourth quarter of fiscal 2004. The reduction in margin was caused principally by a temporary back-end yield issue with one of the Company’s new megapixel sensors.

Inventories at year-end totaled $58.4 million. This includes $3.2 million of inventory held by the Company’s joint venture with Powerchip Semiconductor Corporation, Silicon Optronics Inc., which, as expected, has been consolidated for the first time as of April 30, 2005.

“The company made significant progress in fiscal 2005, and we are optimistic about our future,” said Shaw Hong, OmniVision’s president and chief executive officer. “We are pleased to have successfully completed the transition of our product line to the new OmniPixel™ technology platform and to have completed the acquisition of CDM Optics. We are also pleased to have been informed by the SEC staff that their informal inquiry has been terminated without any recommendation for any enforcement action.

“We currently expect that revenues for the first quarter of fiscal 2006, which ends on July 31, will be in the range of $90 million to $100 million. However, design wins in recent months give us confidence that we will see a resumption of top-line growth beginning in the second quarter of the new fiscal year.

“The strength of our business is reflected in the fact that we ended the year with cash and short-term investments totaling almost $300 million. Our confidence is underscored by the Board’s decision authorizing the repurchase of up to an aggregate of $100 million of our common stock. ”

For the first quarter of fiscal 2006, ending July 31, 2005, the Company currently expects that diluted earnings per share will be in the range of $0.22 to $0.27.

Teleconference

At 1:30 p.m. PDT (4:30 p.m. EDT) today, June 23, 2005, the Company will hold a teleconference to discuss the financial results. To participate in the teleconference, please call (toll free) 877-869-7690 approximately 10 minutes prior to the start time. For international callers, the dial-in number is 706-758-0239. You may also listen live via the Internet at the Company’s web site, www.ovt.com, or at www.earnings.com.

These web sites will host an archive of the teleconference. Additionally, a playback of the call will be available for 48 hours beginning at 4:30 p.m. PDT on June 23. You may access the playback by calling 800-642-1687, or for international callers 706-645-9291, and providing Conference ID number 7005250.

About OmniVision

OmniVision Technologies designs and markets high-performance semiconductor image sensors. Its OmniPixel™ and CameraChip™ products are highly integrated single-chip CMOS image sensors for mass-market consumer and commercial applications such as mobile phones, digital still cameras, security and surveillance systems, interactive video games, PCs and automotive imaging systems. Additional information is available at ww.ovt.com.

OmniVision, CameraChip, SmartSensor and OmniPixel are trademarks of OmniVision Technologies, Inc.

Safe-Harbor Statement

Certain statements in this press release, including statements relating to the Company’s expectations regarding revenue and earnings per share for the quarter ending July 31, 2005, the anticipated resumption of revenue growth in the quarter ending October 31, 2005, the temporary nature of the back-end yield problem with one of the Company’s new image sensor products are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, and as a result of certain risks and uncertainties actual results may differ materially from those projected. These risks and uncertainties include, without limitation, the following: the degree to which intense competition might affect the Company’s ability to compete successfully in current and emerging markets for image sensor products; risks associated with the Company’s ability to obtain design wins from camera, mobile phone and other image sensor device manufacturers, which could inhibit the Company’s ability to sustain and grow its business; risks associated with wafer manufacturing yields and other manufacturing processes, which could materially and adversely affect the Company’s revenue and earnings and its ability to satisfy customer demand; risks associated with the development of current and emerging markets for CMOS image sensor products, generally, and the Company’s products, specifically, which could result in lower revenue and earnings and adversely affect the Company’s business and prospects; risks associated with the Company’s ability to accurately forecast customer demand for its products, which could impair the Company’s ability to meet customer demand for its image sensor products and could also result in excess inventory; risks associated with the development, production, introduction and marketing of new products and technology, including the 3-megapixel CameraChip product and the Company’s new OmniPixel technology, which would adversely affect the Company’s ability to compete successfully in the CMOS image sensor market; the Company’s dependence upon a few key customers, the loss of one or more of which could materially and adversely affect the Company’s business and results of operations; risks associated with the Company’s ability to successfully implement its tax-planning strategies; uncertainties associated with the Company’s decision to restate certain of its fiscal 2004 quarterly results of operations; the Company’s ability to strengthen its internal controls over financial reporting and maintain an adequate level of financial processes and controls; a decline in the average selling price of the Company’s products, which could result in a decline in the Company’s revenue and gross margins; and the other risks detailed from time to time in the Company’s Securities and Exchange Commission filings and reports, including, but not limited to, the Company’s most recent annual report filed on Form 10-K, as amended, and in the Company’s most recent quarterly report filed on Form 10-Q. The Company expressly disclaims any obligation to update information contained in any forward-looking statement.

Contact:

OmniVision Technologies, Inc.

Peter V. Leigh, CFO

408-542-3000

Silverman Heller Associates

Philip Bourdillon/Gene Heller

310-208-2550

(financial tables follow)

OMNIVISION TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	April 30,
	2005	2004*
ASSETS
Current assets:
Cash and cash equivalents	$204,057	$124,653
Restricted cash	—	1,072
Short-term investments	90,658	90,558
Accounts receivable, net	59,740	53,513
Inventories	58,429	38,802
Refundable and deferred income taxes	5,402	6,518
Prepaid expenses and other assets	2,542	2,626

Total current assets	420,828	317,742
Property, plant and equipment, net	19,342	20,622
Long-term investments	6,814	7,110
Other non-current assets	32,013	362

Total assets	$478,997	$345,836

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$26,081	$25,923
Accrued expenses and other current liabilities	14,196	9,805
Accrued income taxes payable	32,313	1,295
Deferred income	5,483	8,800

Total current liabilities	78,073	45,823

Long-term liabilities:
Deferred tax liabilities	8,511	—

Total long-term liabilities	8,511	—

Total liabilities	86,584	45,823

Minority interest	2,315	—

Stockholders’ equity:
Common stock, $0.001 par value; 100,000 shares authorized; 57,634 and 56,212 shares issued and outstanding at April 30, 2005 and 2004, respectively	58	56
Additional paid-in capital	263,102	249,405
Deferred compensation related to stock options	—	(20)
Accumulated other comprehensive loss	(25)	(4)
Retained earnings	126,963	50,576

Total stockholders’ equity	390,098	300,013

Total liabilities and stockholders’ equity	$478,997	$345,836

*	Certain amounts from prior periods have been reclassified to conform to current period presentation.

OMNIVISION TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended April 30,		Year Ended April 30,
	2005	2004	2005	2004
Revenues	$102,986	$99,673	$388,062	$318,123
Cost of revenues	65,857	59,553	231,508	194,106

Gross profit	37,129	40,120	156,554	124,017

Operating expenses:
Research and development	7,325	4,682	25,485	15,500
Selling, general and administrative	7,110	5,453	28,063	21,356
Stock-based compensation	82	93	958	1,099

Total operating expenses	14,517	10,228	54,506	37,955

Income from operations	22,612	29,892	102,048	86,062
Interest income	1,469	415	4,218	1,696
Other income (loss), net	444	1,250	(173)	1,250

Income before income taxes	24,525	31,557	106,093	89,008
Provision for income taxes	6,867	10,730	29,706	30,263

Net income	$17,658	$20,827	$76,387	$58,745

Net income per share:
Basic	$0.31	$0.37	$1.35	$1.11

Diluted	$0.30	$0.34	$1.24	$0.98

Shares used in computing net income per share:
Basic	57,251	55,811	56,688	52,856

Diluted	59,819	60,846	61,566	59,688

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